Exhibit 10.1

Execution Copy

     FIRST AMENDMENT TO GOVERNANCE AGREEMENT

     THIS FIRST AMENDMENT TO GOVERNANCE AGREEMENT, dated as of June 19, 2007 (this “Amendment”), is among Expedia, Inc., a Delaware corporation (“Expedia” or the “Company”), Liberty Media Corporation, for itself and on behalf of the members of its Stockholder Group (“Liberty”), and Mr. Barry Diller (“Mr. Diller”), for himself and on behalf of the members of his Stockholder Group.

     WHEREAS, the parties hereto have entered into that certain Governance Agreement, dated as of August 9, 2005 (the “Governance Agreement”) (capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Governance Agreement); and

     WHEREAS, Section 6.02 of the Governance Agreement permits the parties to amend the Governance Agreement, in the case of the Company, upon the authorization of a majority of the Board of Directors excluding any director who is a Liberty Director as provided for in the Governance Agreement; and

     WHEREAS, the parties desire to amend the Governance Agreement as set forth herein in connection with a proposed “Dutch Auction” issuer tender offer by the Company to purchase up to $3.5 billion of Company Common Shares at a price between $27.50 and $30.00 or such other prices as may be authorized by the Board of Directors (the “Proposed Tender Offer”), such amendments to be effective only upon the commencement of the Proposed Tender Offer; and

     WHEREAS, a majority of the Board of Directors excluding the Liberty Directors has authorized the Company to enter into this Amendment.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Liberty and Mr. Diller hereby agree as follows:

     1.  Amendment of Section 2.03(b). Upon the Effective Date (as defined below), Section 2.03(b) of the Governance Agreement is hereby amended by replacing the words:

          “if the Total Debt Ratio continuously equals or exceeds 4:1 over a twelvemonth period, then, for so long as the Total Debt Ratio continues to equal or exceed 4:1:” in the lead-in to such Section 2.03(b) with the words:

          “if the Company or any of its Subsidiaries incurs any obligations (other than in respect of the customary refinancing of an amount not to exceed the principal amount of the existing obligation being refinanced) included within the definition of Total Debt (the “Incurred Debt”) upon which (and after giving effect to such) incurrence the Total Debt Ratio equals or exceeds 8:1 (for this purpose (x) calculating Total Debt as if the Incurred Debt had been incurred on the last day of the most recently ended fiscal quarter of the Company (the “Balance Sheet Date”) and (y) if the Incurred Debt is being incurred in whole or in part to fund the acquisition by the Company or any of its Subsidiaries of any Person or business (whether by way of a merger, stock purchase, asset purchase or otherwise) (an “Acquisition”) then (A) in addition to the adjustment set forth in clause (x) above, Total Debt shall be calculated to be Total Debt of the Company and its Subsidiaries plus Total Debt of the Person or business acquired in the Acquisition (substituting, for this purpose, such Person or business for the Company and its Subsidiaries in the definition of Total Debt) as of the Balance Sheet Date to the extent applicable to the business(es) or assets being acquired and (B) there shall be added to the EBITDA otherwise used in calculating the Total Debt Ratio at the Balance Sheet Date an amount equal to the EBITDA of the acquired Person or business (substituting, for this purpose, such Person or business for the Company and its Subsidiaries in the definition of EBITDA) for the four fiscal quarter period ending as of the Balance Sheet Date to the extent applicable to the business(es) or assets being acquired), then, for so long as the Total Debt Ratio continues to equal or exceed 8:1:”.

     2.      Amendment of Section 2.01(a). Upon the Effective Date, the first sentence of Section 2.01(a) of the Governance Agreement is hereby deleted in its entirety and replaced with the following:

              Liberty shall have the right to nominate up to such number of Liberty Directors as is equal to 20% of the total number of directors on the Board of Directors (rounded up to the next whole number if the total number of directors on the Board of Directors is not an even multiple of 5) so long as Liberty Beneficially Owns at least 33,651,963 Equity Securities (so long as the Ownership Percentage of Liberty is at least equal to 15% of the Total Equity Securities).

     3.      Effectiveness of Amendments. The amendments set forth in Sections 1 and 2 hereof shall become effective upon the commencement (the “Effective Date”) by the Company, on or before July 16, 2007, of the Proposed Tender Offer, and shall be null and void in the event the Proposed Tender Offer is not commenced on or before such date

     4.      No Other Amendments. Except as expressly set forth herein, the terms and provisions of the Governance Agreement are hereby ratified and confirmed.

     5.      Governing Law; Consent to Jurisdiction. This Amendment shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of Delaware, for any Litigation arising out of or relating to this Amendment and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in the Governance Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Amendment or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Amendment or the transactions contemplated hereby.

     6.      Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     7.      Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Amendment shall refer to this Amendment as a whole and not to any particular provision of such agreement or instrument.

     8.      Headings. The titles of Sections of this Amendment are for convenience only and shall not be interpreted to limit or otherwise affect the provisions of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

EXPEDIA, INC.

By:/s/ Burke F. Norton

Name: Burke F. Norton
Title: Executive Vice President, General Counsel
and Secretary

LIBERTY MEDIA CORPORATION

By: /s/ Albert Rosenthaler

Name: Albert Rosenthaler
Title: Senior Vice President

/s/ Barry Diller

BARRY DILLER